Exhibit 99.1

Multi-Color Corporation Announces

Results for Third Quarter of Fiscal 2005

CINCINNATI, OHIO, January 20, 2005 – Multi-Color Corporation (NASDAQ: LABL) today announced financial results for its fiscal third quarter ended December 31, 2004, compared with the similar period a year ago.

Third-quarter highlights included:

•	Net Sales increased 2% to $33.7 million from $33.0 million.

•	Net Income increased 43% to $2.3 million from $1.6 million.

•	Earnings Per Share (EPS) were 35 cents per diluted share, up from 24 cents.

Frank Gerace, President and CEO of Multi-Color Corporation, attributed the Company’s strong third-quarter earnings performance principally to improved manufacturing performance at the Company’s Decorating Solutions plants.

“Our performance in the third quarter is a direct result of the aggressive action we began a year ago to consolidate and increase efficiencies within our production facilities, including the transfer of our Las Vegas operations to Scottsburg, Indiana,” Gerace noted. “While nearly all of the steps we set out a year ago have been completed, we are continuing to pursue even greater operating enhancements under a new, highly motivated operations team.”

As a result of those efforts, Multi-Color’s gross margin improved 16% compared with the third quarter of fiscal 2004. The third quarter of 2004 included a $238,000 pre-tax impairment and closing charge related to the Las Vegas plant. Further improvements to income resulted from lower interest expense compared to the third quarter a year ago, as total debt declined $2.8 million.

The third-quarter sales increase was concentrated in the Company’s Decorating Solutions division. Sales from Packaging Services were flat for the quarter. “While our revenues have increased each quarter this fiscal year, the markets we serve have been difficult to predict with some markets enjoying significant growth while others remain soft,” Gerace noted. “We are confident, however, that our overall growth rate will return to more traditional levels.”

For the nine-month period ending December 31, 2004, Multi-Color had net sales of $94.2 million, compared with $93.7 million in the prior year. Net income increased 4% to $5.1 million, and diluted earnings per share were 77 cents, up from 75 cents in the first nine months of fiscal 2004.

“Our operating, marketing and financial teams worked very hard during the third quarter to complete initiatives that will make us stronger and more competitive in the future,” Gerace said. “We have strengthened our management team with new talent in several key positions, brought a new gravure press fully on-line in Scottsburg, begun to implement a new enterprise-wide information system, and continued our exploration of strategic opportunities for growth within the packaging industry. We expect these achievements to pay off in stronger sales growth and continued earnings gains as the year progresses.”

FY2005 Third Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on January 21, 2005 at 11:00 a.m. (ET) to discuss the news release. For access to the conference call, please dial 1-800-573-4840 (code 47299631) by 10:45 a.m. (ET). A replay of the conference call will be available at 1:00 p.m. (ET) on January 21, 2005 until midnight (ET) on January 28, 2005 by calling 1-888-286-8010 (code 20253096). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.multicolorcorp.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future action which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to integrate acquisitions; the success of its significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; availability, terms and development of capital; availability of raw materials; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, and other factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color ( http://www.multicolorcorp.com )

Cincinnati, Ohio based Multi-Color Corporation is a premier global resource of cost-effective and innovative decorating solutions and packaging services to consumer product and food and beverage companies, national retailers and container manufacturers worldwide. Multi-Color is the world’s largest producer of both in-mold labels (IMLs) and heat transfer labels (HTLs), and a major manufacturer of high-end pressure sensitive labels and shrink sleeves. The Company’s Packaging Services Division, Quick Pak, is a leading provider of promotional packaging, assembly and fulfillment services. Multi-Color has six manufacturing locations in the United States. Its products are shipped to more than 250 customers in the U.S., Canada, Mexico, Central and South America, and Asia.

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Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

	Three Months Ended		Nine Months Ended
	Dec. 31, 2004	Dec. 31, 2003	Dec 31, 2004	Dec 31, 2003
Net Sales	$33,686	$33,029	$94,172	$93,705
Cost of Goods Sold	26,962	27,217	77,094	76,538

Gross Profit	6,724	5,812	17,078	17,167

Selling, General & Admin	2,818	2,665	8,324	7,847
Impairment Loss/Closure Costs	—	238	—	238

Operating Income	3,906	2,909	8,754	9,082

Other (Income) Expense	(21)	(37)	(80)	(57)
Interest Expense	218	231	634	928

Income before taxes	3,709	2,715	8,200	8,211
Provision for taxes	1,403	1,098	3,097	3,302

Net Income	$2,306	$1,617	$5,103	$4,909

Basic Earnings Per Share	$0.36	$0.27	$0.81	$0.82
Diluted Earnings Per Share	$0.35	$0.24	$0.77	$0.75

Certain prior year amounts have been reclassified to conform with current year reporting.

Selected Balance Sheet Information

(in 000’s) Unaudited

	Dec. 31, 2004	Dec. 31, 2003
Current Assets	$30,814	$23,310
Total Assets	$77,720	$69,333
Current Liabilities	$15,191	$16,434
Total Liabilities	$38,156	$38,516
Stockholders’ Equity	$39,564	$30,817
Total Debt	$21,439	$24,222

For more information, please contact:

Dawn H. Bertsche

Chief Financial Officer

Multi-Color Corporation

(513) 345-1108